SB Seale & Beers, CPA’s

Certified Public Accountants

PCAOB Registered Auditors – www.sealebeers.com

October 13, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 9, 2015 of EnzymeBioSystems (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our resignation.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

8250 W. Charleston Blvd. Suite 100, Las Vegas, NV 89117 Phone: (888) 727-8251